Exhibit 10.1

Arch Capital Group Ltd.

March 10, 2026

John D. Vollaro

Re: Retirement

Dear John:

This letter sets forth our mutual agreement that your retirement from Arch Capital Group Ltd. (the “Company”) and its subsidiaries will be effective on June 30, 2026 (the “Retirement Date”).

The Employment Period under your Employment Agreement with the Company dated October 27, 2008, as amended, will terminate on the Retirement Date, and the termination will be a Justified Termination under clause (i)(b) of Section 5.03 of the Employment Agreement.

You will continue receive your base salary and benefits through the Retirement Date as provided by the Employment Agreement, and you will be eligible to receive a pro rata payment of your 2026 annual bonus award on the regular payment date under the Company’s Incentive Compensation Plan, subject to and in accordance with the terms and conditions of the Plan.

Following the Retirement Date, you will be eligible for group health plan continuation coverage under COBRA for 18 months (or until you become eligible for coverage from another employer). If you timely elect COBRA coverage, the Company will pay the monthly COBRA premium for the first 12 months of coverage, and the amount of the Company’s payment will be treated as taxable income to you. If you continue COBRA coverage after the first 12 months, you will be required to pay the full amount of the COBRA premium.

Please do not hesitate to contact Denis Allard should you have any questions regarding any of the above.

Sincerely,

By:	/s/ François Morin
	Name:	François Morin
	Title:	EVP, CFO and Treasurer
ACCEPTED AND AGREED:
/s/ John D. Vollaro
	Name:	John D. Vollaro
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